Schedule 1

This Schedule sets forth information with respect to each sale of Ordinary Shares which were effectuated on the Nasdaq by the Reporting Person during the sixty (60) days prior to the date of event which required the filing of this statement through the date of the filing of this statement. The prices below reflect the price paid by the purchasers per Ordinary Share on the relevant trade date.

Reporting Person	Type of Transaction	Trade Date	Number of Shares	Price per Share
Monograph Capital Partners I, L.P.	Sold	5/27/2025	74,473	$3.97 (1)
Monograph Capital Partners I, L.P.	Sold	5/28/2025	134,149	$4.01 (2)
Monograph Capital Partners I, L.P.	Sold	5/29/2025	38,537	$3.97 (3)
Monograph Capital Partners I, L.P.	Sold	5/30/2025	145,922	$3.89 (4)
Monograph Capital Partners I, L.P.	Sold	6/05/2025	111,303	$5.10 (5)
Monograph Capital Partners I, L.P.	Sold	6/06/2025	85,237	$5.71 (6)
Monograph Capital Partners I, L.P.	Sold	6/06/2025	144,091	$6.01 (7)

1. Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.00 to $4.2228 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission (“SEC”), upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote 1.

2. Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.00 to $4.06 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote 2.

3. Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.00 to $4.11 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote 3.

4. Weighted average price. These shares were sold in multiple transactions at prices ranging from $4.00 to $4.235 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote 4.

5. Weighted average price. These shares were sold in multiple transactions at prices ranging from $5.00 to $5.15 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote 5.

6. Weighted average price. These shares were sold in multiple transactions at prices ranging from $5.23 to $6.05 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote 6.

7. Weighted average price. These shares were sold in multiple transactions at prices ranging from $5.57 to $6.28 inclusive. The reporting persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote 7.